DEAN FOODS ANNOUNCES FIRST QUARTER 2016 RESULTS
Strong Results Reflect Continued Year-Over-Year Improvement
DALLAS, May 10, 2016 - Dean Foods Company (NYSE: DF) today reported first quarter 2016 results.
Highlights

•	Q1 net income per diluted share was $0.43 and adjusted net income per diluted share was $0.45, exceeding expectations

•	Q1 adjusted results reflect the fifth consecutive quarter of year-over-year improved results behind strong execution across all functions

•	Quarterly dividend increased to $0.09 per share, a 29% increase

•	Q2 2016 adjusted diluted earnings are expected to be $0.32 to $0.40 per diluted share
Chief Executive Officer Gregg Tanner said, “Our Q1 performance marks a strong start to 2016. Solid execution across all functions led to continued improvement in our financial and operational performance from Q4 to Q1. We continue to execute our agenda at high levels across the entire team.”
First Quarter 2016 Operating Results
Chief Financial Officer Chris Bellairs said, “We delivered a solid start to 2016 across our key financial measures. We delivered $29 million of free cash flow and $122 million of adjusted EBITDA for the quarter. On an all cash netted basis, our total leverage improved to 1.72 times net debt to bank EBITDA, representing our fifth sequential quarterly improvement.”

Financial Summary *	Three Months Ended March 31
(In millions, except per share amounts)	2016	2015

Gross Profit
GAAP	$504	$478
Adjusted	$505	$477

Operating Income
GAAP	$79	$(59)
Adjusted	$83	$52

Interest Expense
GAAP	$17	$17
Adjusted	$17	$16

Net Income (Loss)
GAAP	$39	$(74)
Adjusted	$42	$22

Diluted Earnings (Loss) Per Share (EPS)
GAAP	$0.43	$(0.78)
Adjusted	$0.45	$0.24

* Adjustments to GAAP for the impacts of specific transactions and other one-time or non-recurring items are fully described in the attached tables.
The first quarter 2016 average Class I Mover, a measure of raw milk costs, was $14.49 per hundred-weight, an approximately 11% sequential decrease from the fourth quarter of 2015 and a decrease of nearly 14% from the first quarter of 2015. The second quarter 2016 average Class I Mover forecast of $13.49 per hundred-weight represents an approximately 7% decline sequentially and an approximately 15% decline year-over-year.
Total volume across all products was 641 million gallons for the first quarter of 2016, a 3.2% decline compared to total volume of 662 million gallons in the first quarter of 2015. For the second quarter 2016, as compared to the prior year period, the Company expects total volumes to decline in the low single digits.
Based on fluid milk sales data published by the USDA through February, fluid milk volumes improved sequentially from a 1.1% decline in the fourth quarter 2015 to a 0.6% decline in the first quarter 2016 on an unadjusted basis. On this same basis, Dean Foods’ share of U.S. fluid milk volumes decreased by 10 basis points sequentially and 70 basis points year-over-year to 34.6% in the first quarter 2016.
Cash Flow
Net cash provided by continuing operations for the three months ended March 31, 2016, totaled $46 million. Free cash flow provided by continuing operations, which is defined as net cash provided by continuing operations less capital expenditures, was $29 million for the three months ended March 31, 2016, a $109 million decrease as compared to the prior year period. On a comparable period basis, Q1 2016 free cash flow is positive after adjusting for higher incentive compensation payouts in the first quarter 2016 and the $56 million associated with the Company’s 2014 Federal Tax refund received in the first quarter 2015. Capital expenditures totaled $17 million for the quarter. In the first quarter, the Company’s Board of Directors approved an increase in its quarterly dividend to $0.09, a 29% increase versus the $0.07 dividend paid since the institution of the Company’s dividend in the first quarter 2014.
Debt

Total debt at March 31, 2016, net of $85 million cash on hand, was approximately $762 million. The Company’s net debt to bank EBITDA ratio, on an all cash netted basis, improved sequentially to 1.72 times at the end of the first quarter of 2016 with strong free cash flow and increased bank EBITDA.
Forward Outlook
“For the second quarter, with expected volume declines in the low single digits, slightly decreasing raw milk costs, and taking normal seasonality into account, we expect adjusted diluted earnings of between $0.32 and $0.40 per share,” concluded Tanner.
Non-GAAP Financial Measures
In addition to the results prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), we have presented certain adjusted financial results and certain other non-GAAP financial measures, including Adjusted EBITDA, Free Cash Flow, Net Debt and Bank EBITDA, each as defined below. Adjusted EBITDA and Bank EBITDA are from continuing operations and are adjusted to eliminate the net expenses and net gains related to the items identified in the reconciliation tables below. This information is provided to assist investors in making meaningful comparisons of our operating performance between periods and to view our business from the same perspective as our management. Because we cannot predict the timing and amount of expenses or gains associated with certain non-recurring items; asset impairment charges; gains or losses related to discontinued operations and divestitures; facility closing and reorganization costs; costs associated with the early retirement of long-term debt; gains (losses) on the mark-to-market of our derivative contracts; litigation settlements; incremental non-cash trademark amortization triggered by the launch of a national fresh white milk brand; and certain other charges, our management does not consider these items when evaluating our performance, when making decisions regarding the allocation of resources, in determining incentive compensation for management, or in determining earnings estimates.
We have defined Adjusted EBITDA as net income (loss), which is the most comparable GAAP financial measure, adjusted for the items above as well as interest, taxes, depreciation and amortization. We believe Adjusted EBITDA is a useful measure for analyzing the performance of our business and is a widely-accepted indicator of our ability to incur and service indebtedness and generate free cash flow. We also believe that EBITDA measures are commonly reported and widely used by investors and other interested parties as measures of a company’s operating performance and debt servicing ability because such measures assist in comparing performance on a consistent basis without regard to capital structure, depreciation or amortization (which can vary significantly) and non-operating factors (such as historical cost). Our total leverage ratio is calculated as net debt to Bank EBITDA. Net debt is calculated as consolidated funded indebtedness in accordance with our credit agreement, except on an all cash netted basis. Bank EBITDA is calculated as Adjusted EBITDA, plus certain non-cash and non-recurring or extraordinary expense as permitted under our credit agreement, for the trailing four quarters. The reconciliations from net income to Adjusted EBITDA and bank EBITDA for the three months ended March 31, 2016 and 2015 is included in the tables below.
Additionally, we believe free cash flow provided by continuing operations (“Free Cash Flow”) is a meaningful non-GAAP measure that offers supplemental information and insight regarding the liquidity of our operations and our ability to generate sufficient cash flow above what is required in our business to sustain our operations. We define Free Cash Flow as net cash provided by operating activities less cash payments for capital expenditures. A reconciliation of net cash provided by operating activities, which is the most comparable GAAP financial measure to Free Cash Flow, is included in the tables below.
This non-GAAP financial information is provided as additional information for investors and is not in accordance with, or an alternative to, GAAP. Additionally, these non-GAAP measures may be different than similar measures used by other companies. We believe that the presentation of these non-GAAP financial measures, when considered together with our GAAP financial measures and the reconciliations to the corresponding GAAP financial measures, provides investors with a more complete understanding of the factors and trends affecting our business than could be obtained absent these disclosures. A full reconciliation of our results and financial measures reported in accordance with GAAP for the three months ended March 31, 2016 and 2015 to the non-GAAP financial measures described above is set forth herein.
Conference Call/Webcast
A webcast to discuss the Company's financial results and outlook will be held at 9:00 a.m. ET today and may be heard live by visiting the "Webcast" section of the Company's website at http://www.deanfoods.com/. A slide presentation will accompany the webcast.
About Dean Foods
Dean Foods® is a leading food and beverage company and the largest processor and direct-to-store distributor of fresh fluid milk and other dairy and dairy case products in the United States. Headquartered in Dallas, Texas, the Dean Foods portfolio includes DairyPure®, the country's first and largest fresh, white milk national brand, and TruMoo®, the leading national flavored milk brand, along with well-known regional dairy brands such as Alta Dena®, Berkeley Farms®, Country Fresh®, Dean’s®, Garelick Farms®, LAND O LAKES®* milk and cultured products*, Lehigh Valley Dairy Farms®, Mayfield®, McArthur®, Meadow Gold®, Oak Farms®, PET®**, T.G. Lee®, Tuscan® and more. In all, Dean Foods has more than 50 national, regional and local dairy brands as well as private labels. Dean Foods also makes and distributes ice cream, cultured products, juices, teas, and bottled water. Almost 17,000 employees across the country work every day to make Dean Foods the most admired and trusted provider of wholesome, great-tasting dairy products at every occasion. For more information about Dean Foods and its brands, visit www.deanfoods.com.
*The LAND O LAKES brand is owned by Land O’Lakes, Inc. and is used by license.
**PET is a trademark of The J.M. Smucker Company and is used by license.
Some of the statements made in this press release are “forward-looking” and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995, including statements relating to: (1) our financial forecast, including projected sales (including specific product lines and the Company as a whole), price realization, profit margins, net income, earnings per share, free cash flow and debt covenant compliance, (2) the Company’s regional and national branding and marketing initiatives, (3) the Company’s innovation, research and development plans and its ability to successfully launch new products or brands, (4) commodity prices and other inputs and the Company’s ability to forecast or predict commodity prices, milk production and milk exports, (5) the Company’s cost-savings initiatives, including plant closures and route reductions, and its ability to achieve expected savings, (6) planned capital expenditures, (7) the status of the Company’s litigation matters, (8) the Company’s plans related to its capital structure, (9) the Company’s dividend policy, (10) possible repurchases of shares of the Company’s common stock, and (11) potential acquisitions. These statements involve risks and uncertainties that may cause results to differ materially from those set forth in this press release, including the risks disclosed by the Company in its filings with the Securities and Exchange Commission. Financial projections are based on a number of assumptions. Actual results could be materially different than projected if those assumptions are erroneous. The cost and supply of commodities and other raw materials are determined by market forces over which the Company has limited or no control. Sales, operating income, net income, debt covenant compliance, financial performance and adjusted earnings per share can vary based on a variety of economic, governmental and competitive factors, which are identified in the Company’s filings with the Securities and Exchange Commission. The Company’s ability to profit from its branding and marketing initiatives depends on a number of factors including consumer acceptance of its products. The declaration and payment of cash dividends under the Company’s dividend policy remains at the sole discretion of the Board of Directors or a committee thereof and will depend upon its financial results, cash requirements, future prospects, restrictions in its credit agreement and debt covenant compliance, applicable law and other factors that may be deemed relevant by the Board or such committee. All forward-looking statements in this press release speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based except as required by law.
CONTACT: Corporate Communications, Jamaison Schuler, +1-214-721-7766; or Investor Relations, Sherri Baker, +1-214-303-3438

DEAN FOODS COMPANY
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share data)

	Three months ended March 31,		Three months ended March 31,
	2016	2015	2016		2015
	GAAP		Adjusted*
Net sales	$1,878,828	$2,050,762	$1,878,828		$2,050,762
Cost of sales	1,374,760	1,572,453	1,374,227	(d)	1,573,734	(d)
Gross profit	504,068	478,309	504,601		477,028
Operating costs and expenses:
Selling and distribution	332,887	338,184	335,565	(d)	337,194	(d)
General and administrative	85,151	87,476	85,151		87,494	(d)
Amortization of intangibles	6,325	706	736	(a)	706
Facility closing and reorganization costs, net	1,166	1,245	—	(b)	—	(b)
Impairment of long-lived assets	—	109,910	—		—	(a)
Total operating costs and expenses	425,529	537,521	421,452		425,394

Operating income (loss)	78,539	(59,212)	83,149		51,634

Interest expense	16,876	16,528	16,658	(d)	16,102	(d)
Loss on early retirement of long-term debt	—	43,609	—		—	(c)
Other income, net	(997)	(446)	(997)		(446)

Income (loss) from continuing operations before income taxes	62,660	(118,903)	67,488		35,978

Income tax expense (benefit)	23,459	(45,252)	25,646	(e)	13,672	(e)

Income (loss) from continuing operations	39,201	(73,651)	41,842		22,306
Loss on sale of discontinued operations, net of tax	—	(89)	—		—	(d)
Net income (loss)	$39,201	$(73,740)	$41,842		$22,306

Average common shares:
Basic	91,567	94,222	91,567		94,222
Diluted	92,168	94,222	92,168		94,593	(f)

Basic earnings per common share:
Income (loss) from continuing operations	$0.43	$(0.78)	$0.46		$0.24
Income from discontinued operations	—	—	—		—
Net income (loss)	$0.43	$(0.78)	$0.46		$0.24

Diluted earnings per common share:
Income (loss) from continuing operations	$0.43	$(0.78)	$0.45		$0.24
Income from discontinued operations	—	—	—		—
Net income (loss)	$0.43	$(0.78)	$0.45		$0.24
* See Notes to Earnings Release Tables

DEAN FOODS COMPANY
Computation of Adjusted EBITDA, Bank EBITDA and Net Debt
(Unaudited)
(In thousands)

	Three months ended March 31,
	2016		2015
Adjusted net income	$41,842		$22,306
Adjusted interest expense	16,658		16,102
Adjusted income tax expense	25,646		13,672
Adjusted depreciation and amortization	38,037		37,897
Adjusted EBITDA	122,183		89,977

Non-cash share-based compensation expense	1,756		2,221

Bank EBITDA	$123,939	(g)	$92,198

	March 31, 2016		December 31, 2015
Total long-term debt, including current portion	$835,042		$834,573
Unamortized discounts and debt issuance costs	11,757		12,639
Cash and cash equivalents	(84,595)		(60,734)
Net debt	$762,204		$786,478

* See Notes to Earnings Release Tables

DEAN FOODS COMPANY
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

ASSETS	March 31, 2016	December 31, 2015
Cash and cash equivalents	$84,595	$60,734
Other current assets	961,694	1,016,829
Total current assets	1,046,289	1,077,563
Property, plant and equipment, net	1,149,254	1,174,137
Intangibles and other assets, net	256,811	268,463
Total Assets	$2,452,354	$2,520,163

LIABILITIES AND STOCKHOLDERS' EQUITY
Total current liabilities, excluding debt	$666,667	$760,402
Total long-term debt, including current portion	835,042	834,573
Other long-term liabilities	372,697	379,684
Total stockholders' equity	577,948	545,504
Total Liabilities and Stockholders' Equity	$2,452,354	$2,520,163

DEAN FOODS COMPANY
Condensed Consolidated Statements of Cash Flows (GAAP Basis)
(Unaudited)
(In thousands)

	Three months ended March 31,
Operating Activities	2016	2015
Net cash provided by operating activities	$46,230	$157,579

Investing Activities
Payments for property, plant and equipment	(17,067)	(19,304)
Proceeds from sale of fixed assets	3,209	1,638
Net cash used in investing activities	(13,858)	(17,666)

Financing Activities
Net proceeds (payments) from debt	(413)	408,852
Early retirement of long-term debt	—	(476,188)
Premiums paid on early retirement of long-term debt	—	(37,309)
Payments of financing costs	—	(14,796)
Cash dividends paid	(8,259)	(6,604)
Issuance of common stock, net of share repurchases for withholding taxes	(663)	17
Other	758	217
Net cash used in financing activities	(8,577)	(125,811)
Effect of exchange rate changes on cash and cash equivalents	66	(408)
Increase in cash and cash equivalents	23,861	13,694
Cash and cash equivalents, beginning of period	60,734	16,362
Cash and cash equivalents, end of period	$84,595	$30,056

Computation of Free Cash Flow provided by (used in) continuing operations:
Net cash provided by operating activities	$46,230	$157,579
Payments for property, plant and equipment	(17,067)	(19,304)
Free cash flow provided by continuing operations	$29,163	$138,275

DEAN FOODS COMPANY
Reconciliation of GAAP to Adjusted Earnings
(Unaudited)
(In thousands, except per share data)

	Three months ended March 31, 2016
	GAAP	Asset write-downs and (gain) loss on sale of assets (a)	Facility closing and reorganization costs, net (b)	Loss on early retirement of debt (c)	Other adjustments (d)	Income tax (e)	Adjusted*
Operating income (loss):
Dean Foods	$86,030	$—	$—	$—	$(2,145)	$—	$83,885
Amortization of intangibles	(6,325)	5,589	—	—	—	—	(736)
Facility closing and reorganization costs, net	(1,166)	—	1,166	—	—	—	—
Total operating income	78,539	5,589	1,166	—	(2,145)	—	83,149

Interest expense	16,876	—	—	—	(218)	—	16,658
Other income, net	(997)	—	—	—	—	—	(997)
Income tax expense	23,459	—	—	—	—	2,187	25,646
Income from continuing operations	39,201	5,589	1,166	—	(1,927)	(2,187)	41,842

Loss from discontinued operations, net of tax	—	—	—	—	—	—	—
Net income	$39,201	$5,589	$1,166	$—	$(1,927)	$(2,187)	$41,842

Diluted earnings per share	$0.43	$0.06	$0.01	$—	$(0.02)	$(0.03)	$0.45

	Three months ended March 31, 2015
	GAAP	Asset write-downs and (gain) loss on sale of assets (a)	Facility closing and reorganization costs, net (b)	Loss on early retirement of debt (c)	Other adjustments (d)	Income tax (e)	Adjusted*
Operating income (loss):
Dean Foods	$51,943	$—	$—	$—	$(309)	$—	$51,634
Facility closing and reorganization costs, net	(1,245)	—	1,245	—	—	—	—
Impairment of long-lived assets	(109,910)	109,910	—	—	—	—	—
Total operating income (loss)	(59,212)	109,910	1,245	—	(309)	—	51,634

Interest expense	16,528	—	—	—	(426)	—	16,102
Loss on early retirement of long-term debt	43,609	—	—	(43,609)	—	—	—
Other income, net	(446)	—	—	—	—	—	(446)
Income tax expense (benefit)	(45,252)	—	—	—	—	58,924	13,672
Income (loss) from continuing operations	(73,651)	109,910	1,245	43,609	117	(58,924)	22,306

Loss from discontinued operations, net of tax	(89)	—	—	—	89	—	—
Net income (loss)	$(73,740)	$109,910	$1,245	$43,609	$206	$(58,924)	$22,306

Diluted earnings (loss) per share (f)	$(0.78)	$1.17	$0.01	$0.46	$0.01	$(0.63)	$0.24
* See Notes to Earnings Release Tables

Notes to Earnings Release Tables
For the three months ended March 31, 2016 and 2015, the adjusted results and certain other non-GAAP financial measures differ from the Company's results under GAAP due to the exclusion of net gains or net losses associated with certain non-recurring items, including facility closing and reorganization costs; costs associated with the early retirement of long-term debt; (gains) losses on the mark-to-market of our derivative contracts; litigation settlements, and discontinued operations, as well as certain asset impairment and amortization charges. These adjustments are made to facilitate meaningful comparisons of our operating performance between periods as the Company cannot predict the timing and amount of charges associated with such items.

(a)
In conjunction with our decision to launch DairyPure in the first quarter of 2015, we reclassified certain of our indefinite-lived trademarks to finite-lived resulting in a triggering event for impairment testing purposes. The related adjustment reflects the elimination of the following:

i.	A non-cash charge of $109.9 million ($68.7 million net of tax) related to the impairment of certain intangible assets during the first quarter of 2015; and

ii.	Amortization expense recorded on these finite-lived trademarks of $5.6 million for the three months ended March 31, 2016.

(b)	The adjustment reflects the elimination of severance charges and non-cash asset impairments, net of (gains) losses on related asset sales, for approved facility closings and restructuring plans.

(c)	During the first quarter of 2015, we redeemed the remaining outstanding principal amount of $476.2 million of our 2016 senior notes. The adjustment reflects the related elimination of the following:

i.
A $38.3 million pre-tax loss on the early extinguishment of debt in the first quarter of 2015, which consisted of debt redemption premiums of $37.3 million, a write-off of unamortized debt issue costs of $0.8 million, and a write-off of the remaining bond discount and interest rate swaps of $0.2 million; and

ii.
In conjunction with the execution of our current credit agreement and the amendment of our receivables-backed facility in the first quarter of 2015, we wrote off unamortized debt issue costs related to our previous credit facility of $5.3 million.

(d)	The adjustment reflects the elimination of the following:

i.
The (gain) loss on the mark-to-market of our commodity derivative contracts. Effective January 1, 2014, we de-designated all open commodity derivative positions that were previously designated as hedges. As of the de-designation date, all commodities contracts are now marked to market in our statement of operations during each reporting period and a derivative asset or liability is recorded on our balance sheet;

ii.
Interest accretion in connection with our previously disclosed dairy farmer class action lawsuit filed in the United States District Court for the Eastern District of Tennessee. The Court granted final approval of the settlement agreement on June 15, 2012; and

iii.	A taxing authority settlement of certain contingent obligations that we retained in connection with prior discontinued operations.

(e)
The adjustment reflects the income tax impact of adjustments (a) through (d) and our adjusted tax rate at 38%, which we believe represents our normalized long-term effective tax rate as a U.S. domiciled business.

(f)	The adjustment reflects an add-back of the dilutive shares, which were anti-dilutive for GAAP purposes.

(g)
Our total leverage is calculated using Bank EBITDA for the trailing four quarters in accordance with our credit agreement. Bank EBITDA for the trailing four quarters ended March 31, 2016 was $444 million.